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                                    HEI, Inc.
                (Name of Registrant as Specified In Its Charter)

                              FANT INDUSTRIES INC.
                   (Name of Person(s) Filing Proxy Statement)

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Advertisement, published July 30, 1998.

To the Shareholders of HEI, Inc.

Let's tell the rest of the story.

HEI's directors recently published a group of performance charts in an effort to "set the record straight" and convince you of their success in leading HEI. Somehow they omitted the most important chart - the one about bottom-line results: shareholder value.

[Bar graph with the following heading: The value of $10,000 Invested Five Years
 Ago.

Data for graph:

                                                      Fant         HEI, Inc.

         $10,000 invested in June 1993                $10,000      $10,000
         Value of that $10,000 as of June 1998       $109,900       $7,030
                                                     +999%            -30%

     Footnote to June 1998 Fant value: Represents the net proceeds upon disposition of, less the equity investment in, Fant's businesses. Fant's businesses are privately held, and the figure shown is based on asset values derived from selling the businesses. Accordingly, the Fant value may reflect significant control premiums that are not necessarily reflected in the stock market value of a public company. Past performance is not necessarily indicative of future results.

     Footnote to June 1998 HEI, Inc. value: Represents the difference between HEI's stock price of $9.25 on June 30, 1993 and $6.50 on June 30, 1998. No dividends were paid during this period.]

This is the chart that maters.

They must have run out of ad space.

Your vote can make the difference. Return the GREEN proxy card today. Time is short, so if you need assistance voting your shares, please contact Beacon Hill Partners at (800) 253-3814.

FANT INDUSTRIES INC.





Advertisement, published July 30, 1998.

To Fellow HEI Shareholders and the HEI Community:

With the August 4th special meeting of HEI shareholders at hand, I am writing to thank you for your patience and your interest in what we believe will be a turning point for HEI, Inc.

CREATING OPPORTUNITIES We believe the true potential of HEI has barely been tapped. We also believe that a change in leadership is needed to reinvigorate the company so it can reach this potential. There are unlimited opportunities for those who seek them and then seize them as they come into view.

The incumbent directors act as if the company's growth is tied exclusively to the needs of existing customers. They are satisfied with an operation that lives "contract-to-contract," and they shrink from the idea that a company can and must create its own opportunities for growth. It is time to think outside of these confines at HEI. Our group thrives on creating opportunities where none existed and seeing opportunities where none were apparent.

CREATING JOBS The Victoria, Minnesota facility will be the anchor and technology hub of our plan for expansion and aggressive growth. We believe the intensely competitive nature of HEI's business dictates that it become one of the most efficient producers of contract microelectronic components in the world. To that end, our group will find ways to use the full capacity of the Victoria facility. We will create new jobs in Minnesota.

On this subject, please don't be taken in by the incumbent Board's condescending rhetoric about their leadership and commitment. The lack of growth at HEI in recent years has meant a lack of growth in jobs. Over the last five fiscal years, the number of employees at the company has actually dropped from 143 to 120. We will find a way to reverse this trend.

CREATING VALUE Our group will have a singular focus on earnings growth. We view this as the basic source of shareholder value. Neither asset growth alone nor the volatile, and indeed declining, profitability HEI has experienced in the past will continue to be good enough. HEI can no longer afford complacent directors who, astonishingly, have boasted about the company's performance despite a dramatic decline in earnings recently and a lack of growth over the last five years. We see a window of opportunity to initiate growth now and believe we have the vision and determination to make it happen.

Give us a chance to make all of this happen at HEI. Your vote can make the difference.

                                                    Sincerely,



                                                    Anthony J. Fant
                                                    July 30, 1998